UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report: November 30, 2006
(Date of earliest event reported)
GMAC LLC
(Exact name of registrant as specified in its charter)

Delaware	38-0572512
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

200 Renaissance Center	48265-3000
P.O. Box 200, Detroit, Michigan
(Address of principal executive offices)	(Zip Code)
(313) 556-5000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 5.01. Changes in Control of Registrant
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
Item 8.01. Other Events
ITEM 9.01. Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
Amended and Restated Limited Liability Company Operating Agreement
United States Consumer Financing Services Agreement
Intellectual Property License Agreement, dated November 30, 2006
Press Release, dated November 30, 2006
Replacement Capital Covenant, dated as of November 30, 2006

Item 1.01. Entry into a Material Definitive Agreement
     United States Consumer Financing Services Agreement
     On November 30, 2006, in connection with the Transactions (as defined in Item 8.01 below), General Motors Corporation, a Delaware corporation (“GM”), entered into a United States Consumer Financing Services Agreement (the “United States Consumer Financing Services Agreement”) with GMAC LLC, a Delaware limited liability company (“GMAC”). Prior to the date hereof, GMAC was a wholly owned subsidiary of GM. As of the date hereof, GM has completed the sale of 51% of the common equity interests of GMAC LLC as described below.
     GMAC provides, among other services, auto finance services directly or indirectly to GM-franchised dealers and their customers. The United States Consumer Financing Services Agreement establishes a framework for negotiating, documenting, administering and enforcing future transactions and other dealings between GM and GMAC related to consumer financing for the purchase and lease of GM products in the United States. Under the United States Consumer Financing Services Agreement, which is designed to preserve the customer loyalty and dealer support benefits that historically accrued to GM as an automobile manufacturer with an exclusive financing subsidiary, GMAC will continue to finance a broad spectrum of consumer credits, consistent with current and historical practice, and will receive a negotiated return. GMAC will also continue to provide full and fair consideration to consumer credit applications received from GM-franchised dealers and purchase such contracts in accordance with GMAC’s usual and customary standards for creditworthiness, consistent with current and historical practice. The decision of whether to approve a particular application and/or purchase a particular contract will be made by GMAC in its sole discretion.
     In addition, the United States Consumer Financing Services Agreement provides that, subject to certain conditions and limitations, whenever GM offers vehicle financing and leasing incentives to customers (e.g., lower interest rates than market rates), it will do so exclusively through GMAC, with the exception of Saturn-branded products. GM will set the terms and conditions and eligibility of all such incentive programs. So long as such exclusivity remains in effect in the United States, GMAC will make to GM, annually in arrears, a payment of $75 million.
     In consideration of GMAC’s exclusive relationship with GM for vehicle financing and leasing incentives for consumers, GMAC has agreed to certain targets, and under certain conditions, GMAC’s failure to meet such targets will result in the imposition of certain fees and other monetary consequences under the United States Consumer Financing Services Agreement. In addition, GM has the right to revoke GMAC’s exclusivity in whole or in part if GMAC fails to meet certain targets. In the event such exclusivity is eliminated or reduced in accordance with the terms of the United States Consumer Financing Services Agreement, the $75 million annual payment will be reduced.
     The United States Consumer Financing Services Agreement also provides for certain residual support payments from GM to GMAC with respect to leased vehicles and vehicles sold pursuant to balloon retail installment sale contracts for purposes of increasing a vehicle’s contract residual value above certain thresholds.
     Under the terms of the United States Consumer Financing Services Agreement, GM and GMAC have created a coordinating committee, composed of members designated by each of GM and GMAC, to consider joint policies and programs and coordinate joint activities between the parties in the United States related to consumer financing.
     The initial term of the United States Consumer Financing Services Agreement expires on November 30, 2016, and thereafter will be automatically renewed for successive periods of one year unless the United States Consumer Financing Services Agreement is terminated by GM or GMAC at the end of a term, such termination requiring three years’ notice, or otherwise in accordance with its terms.
     The foregoing description of the material terms of the United States Consumer Financing Services Agreement is qualified by reference to the United States Consumer Financing Services Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

     Trademark License Agreement
     On November 30, 2006, in connection with the Transactions, GM also entered into an Intellectual Property License Agreement (the “License Agreement”) with GMAC. The License Agreement sets forth the terms of certain licenses granted to GMAC by GM and to GM by GMAC with respect to their respective trademarks and other intellectual property. The initial term of the License Agreement expires on November 30, 2016, and thereafter will be automatically renewed for successive periods of one year unless the License Agreement is terminated by GM or GMAC at the end of a term, such termination requiring three years’ notice, or otherwise in accordance with its terms.
     Under the License Agreement:
(A)	GM grants to GMAC:
(i)	a non-exclusive, non-transferable, royalty-free and worldwide license to use and display certain “nameplate trademarks” (e.g., GENERAL MOTORS, GM, BUICK, CADILLAC, CHEVROLET) for the sole purpose of performing, marketing, advertising or promoting the services contemplated by the services agreements entered into in connection with the Transactions and certain financial services provided in Mexico to purchasers of GM products,

(ii)	an exclusive, non-transferable and royalty-bearing license to use and display certain of GM’s trademarks solely in the United States and solely in connection with the operation, marketing, advertising or promoting of GMAC’s GM Protection Plan and GM Motor Club businesses,

(iii)	an exclusive, non-transferable, royalty-free and worldwide license to use and display the GMAC name and logo in connection with the operation, marketing, advertising or promoting of its current automotive and non-automotive finance, lease, insurance, banking, mortgage and lending businesses, and

(iv)	a non-exclusive, non-transferable, royalty-free and worldwide license to use the “GENERAL MOTORS” and “GM” names as part of its trade names or business names. This license terminates fifteen months from the effective date of the License Agreement, except with respect to GMAC’s use of “GENERAL MOTORS” as part of “GENERAL MOTORS ACCEPTANCE CORPORATION” in the United States and Canada.
(B)	GMAC may request a license to use the GMAC name and logo in connection with any new financial services business or in connection with providing services to third party motor vehicle manufacturers. GM will then determine, in its sole discretion, whether to grant such additional licenses and whether any such grant will be royalty-bearing.

(C)	GMAC grants to GM a non-exclusive, non-transferable, royalty-free and worldwide license to use and display GMAC’s trademarks in connection with GM’s promotional activities to reference the services being performed by GMAC under the United States Consumer Financing Services Agreement and certain other agreements entered into in connection with the Transactions.

(D)	GM and GMAC grant to each other non-exclusive, non-transferable, royalty-free and worldwide licenses under certain of their respective patents, copyrights and other intellectual property, excluding trademark rights, currently used by GM and GMAC in the conduct of their respective businesses or in connection with the services being performed by GMAC or GM, respectively, under the United States Consumer Financing Services Agreement and certain other agreements entered into in connection with the Transactions and promotional activities associated with such services.

(E)	GMAC may sublicense the “GMAC” trademark, name and logo to its subsidiaries and certain categories of third parties, subject to the terms and conditions of the License Agreement.

     The foregoing description of the material terms of the License Agreement is qualified by reference to the License Agreement, a copy of which is attached hereto as Exhibit 10.2 and is incorporated herein by reference.
     Amended and Restated Limited Liability Company Operating Agreement
     On November 30, 2006, GMAC and the holders of its equity interests (the “Members”) entered into an Amended and Restated Limited Liability Company Operating Agreement (the “LLC Agreement”). The LLC Agreement is GMAC’s primary operating document and contains the understandings and agreements of the Members regarding the governance and operations of GMAC.
     Pursuant to the LLC Agreement, GMAC’s board of managers (the “Board”) will have 13 members — six appointed by Purchaser (as defined in Item 8.01 below), four appointed by GM, and three independent members, two of whom are appointed by Purchaser and one by GM. The Chief Executive Officer and Chief Financial Officer of GMAC will be appointed by a majority of the managers appointed by Purchaser following discussion with the managers appointed by GM. The managers appointed by GM will have the right to object to the appointment of any individual if such managers reasonably believe that such individual is not properly qualified, in which case the managers appointed by Purchaser will propose another individual. The President, Auto Finance of GMAC will be jointly appointed by Purchaser and GM. All other officers of GMAC will be appointed by the Board.
     The LLC Agreement requires GMAC to make certain distributions to the Members. Unless the Board suspends the payment of the accrued yield of GMAC’s preferred equity interests with respect to any one or more fiscal quarters (either with the consent of GM and Purchaser or because it will result in capital falling below the required minimum amount), distributions of such accrued yield for the immediately preceding quarter will be distributed to the holders of GMAC’s preferred equity interests on a pro rata basis. In addition, unless otherwise agreed by GM and Purchaser or if the accrued yield of GMAC’s preferred equity interests for any fiscal quarter is not fully paid to the holders of GMAC’s preferred equity interests as described in the second sentence of this paragraph, up to and including December 31, 2008, at least 40%, and, after December 31, 2008, at least 70%, of the excess of (A) the net financial book income of GMAC and its subsidiaries generated in any fiscal quarter, over (B) the amount of yield distributed to the holders of GMAC’s preferred equity interests in such fiscal quarter as described in the second sentence of this paragraph, will be distributed to the holders of GMAC’s common equity interests in accordance with the distribution priorities set forth in clauses (iii) and (iv) of the immediately succeeding paragraph. After December 31, 2008 until December 31, 2011, GMAC will, subject to certain limitations, issue additional preferred equity interests to Purchaser in lieu of certain cash distributions to be made pursuant to the immediately preceding sentence with respect to approximately 47,813 of the Class A common equity interests beneficially owned by Purchaser. However, any distribution that would reduce GMAC’s equity capital below a certain required capital amount (approximately net book value at November 30, 2006) requires the approval of a majority of the independent managers.
     Upon the consummation of a sale of GMAC or the dissolution of GMAC, all available cash resulting from such sale of GMAC or from any source during the period of winding up of GMAC will be distributed to (i) first, to the holders of GMAC’s preferred equity interests in an amount equal to the quarterly yield amounts for the immediately preceding quarter that were not paid to the holders of GMAC’s preferred equity interests pro rata in accordance with the number of GMAC’s preferred equity interests held by each holder, (ii) second, to the holders of GMAC’s preferred equity interests in an amount equal to initial capital amount of GMAC’s preferred equity interests pro rata in accordance with the number of GMAC’s preferred equity interests held by each holder, (iii) third, to the holders of GMAC’s Class A and Class B common equity interests in an amount up to $14,417,647,059 (subject to adjustment) plus a 10% per annum compound rate of return thereon, pro rata in accordance with the number of GMAC’s common equity interests held by each such holder and (iv) thereafter, to the holders of the Class A and Class B common equity interests and the Class C equity interests, pro rata in accordance with the number of such equity interests held by each such holder.
     The LLC Agreement also provides that certain GMAC corporate actions require the consent of GM and Purchaser, including, without limitation, (i) a sale of GMAC, (ii) any transfer of GMAC equity interests by Purchaser prior to November 30, 2011, (iii) any primary issuance of equity interests that would dilute GM’s ownership below certain levels, (iv) significant mergers, consolidations, divestitures and acquisitions and (v) any material new line of business.

     The foregoing description of the material terms of the LLC Agreement is qualified by reference to the LLC Agreement, a copy of which is attached hereto as Exhibit 4.1 and is incorporated herein by reference.
Cautionary Statement
     The United States Consumer Financing Services Agreement and the License Agreement have been included to provide investors with information regarding their respective terms. Except for their status as contractual documents that establish and govern the legal relations among the parties thereto with respect to the transactions described in this Form 8-K, the United States Consumer Financing Services Agreement and the License Agreement are not intended to be a source of factual, business or operational information about the parties.
     The representations, covenants and agreements made by the parties in the United States Consumer Financing Services Agreement and the License Agreement are made as of specific dates and are qualified and limited. In addition, certain of the contractual representations are subject to a standard of materiality that may be different from what security holders may view as material to their interests. Investors in GM or GMAC securities are not third-party beneficiaries under the United States Consumer Financing Services Agreement or the License Agreement and should not rely on the representations and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties or any of their affiliates.
Item 5.01. Changes in Control of Registrant
     On November 30, 2006, pursuant to the terms of the Purchase Agreement (as defined in Item 8.01 below), Purchaser acquired common limited liability company interests of GMAC from GM representing 51% of the common limited liability company interests of GMAC. Subsidiaries or affiliates of the Investors (as defined in Item 8.01 below) own all of the interests in Purchaser.
     The aggregate cash purchase price paid for 51% of the common limited liability company interests of GMAC was approximately $7.353 billion. The aggregate purchase price and related fees and expenses were funded by the Investors.
     Pursuant to the LLC Agreement, the GMAC Board of Managers will have 13 members — six appointed by Purchaser, four appointed by GM, and three independent members, two of whom are appointed by Purchaser and one by GM. GMAC’s existing executive management team will remain in place.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
     In connection with the Transactions, each of Eric A. Feldstein, William F. Muir, Sanjiv Khattri, Barbara J. Stokel and Mark F. Bole voluntarily resigned from our board of managers on the Closing Date.
     Following these manager resignations, each of the following was elected to our board of managers: Frank Bruno, T.K. Duggan, Douglas Hirsch, Michael Klein, Ezra Merkin, Mark Neporent, Seth Plattus, Robert Scully and Lenard Tessler. Mr. Merkin is Chairman of the Board. In addition, G. Richard Wagoner, Frederick Henderson, Mark LaNeve and Walter Borst remain as members of our board of managers.
     The audit committee of the board of managers will be comprised of T.K. Duggan and Douglas Hirsch. The compensation committee of the board of managers will be comprised of Mark Neporent, Lenard Tessler and Frederick Henderson.
     Mr. Scully is Co-President of Morgan Stanley. Since January 1, 2005, Morgan Stanley and its affiliates have provided financial advisory and financing services for GMAC and certain of its subsidiaries, for which subsidiaries of Morgan Stanley have received fees of $4.0 million in connection with financial advisory services and $8.5 million in connection with financing services. Additionally, from time to time, Morgan Stanley has purchased certain assets from GMAC and certain of its subsidiaries on arms-length bases and may subsequently have sold such assets to third parties at then prevailing market prices. Morgan Stanley has informed GMAC that its compensation practices in investment banking do not link specific revenues to compensation paid to individual employees; accordingly, it is not possible to determine the amount of Mr. Scully’s interest in any of the foregoing transactions.
     Mr. Klein is the Chief Executive Officer of Global Banking at Citigroup Inc. In the ordinary course of their businesses, Citigroup Inc. and its affiliates in the past have engaged, and currently are engaged, in commercial banking and investment banking transactions with and providing other services to GMAC and its affiliates, including, without limitation, financing, securitization, underwriting and advisory services, which transactions and services have been and are on arm’s-length terms. Mr. Klein has not had, and does not currently have, a material interest in these transactions and services.
Item 8.01. Other Events
     Completion of Transactions under Purchase and Sale Agreement
     On November 30, 2006, GM, GMAC, GM Finance Co. Holdings LLC, a Delaware limited liability company and a wholly owned subsidiary of GM (“Holdco”), and FIM Holdings LLC, a Delaware limited liability company (“Purchaser”), successfully completed a series of transactions pursuant to which GM has sold to Purchaser common limited liability company interests of GMAC representing 51% of the aggregate common limited liability company interests of GMAC for a purchase price of approximately $7.353 billion (the “Transactions”) subject to the terms and conditions set forth in the Purchase and Sale Agreement, dated April 2, 2006, by and among GM, GMAC, Holdco and Purchaser and filed as Exhibit 2.1 to GMAC’s Current Report on Form 8-K dated April 2, 2006 (the “Purchase Agreement”) and incorporated by reference herein.
     Purchaser is an investment vehicle formed for purposes of the Transactions by Cerberus FIM Investors, LLC and wholly owned subsidiaries of Aozora Bank Limited, Citigroup Inc. and The PNC Financial Services Group, Inc. (collectively, the “Investors”). Changes in the net book value of GMAC as of the closing date of the Transactions required certain payments to be made between GM and GMAC in order to maintain the net book value at the contractually agreed-upon level. In addition, Purchaser purchased preferred limited liability company interests of GMAC for a cash purchase price of $500 million and GM and GM Preferred Finance Co. Holdings Inc., a wholly owned subsidiary of GM, purchased preferred limited liability company interests of GMAC for a cash purchase price of $1.4 billion.
     Prior to consummation of the Transactions, (i) GMAC distributed to GM certain assets with respect to automotive leases owned by GMAC and its affiliates, such assets having a net book value of approximately $4.1 billion, (ii) GM assumed or retained certain of GMAC’s post-employment welfare benefits, (iii) GMAC transferred to GM certain entities that hold a fee interest in certain real properties, (iv) GMAC made distributions to GM for a portion of GMAC’s net income from September 30, 2005 to the date of consummation of the Transactions, (v) GM and its subsidiaries repaid certain indebtedness owing to GMAC such that the specified unsecured obligations owing to GMAC and its subsidiaries from GM and its U.S. subsidiaries are no greater than $1.5 billion and (vi) GMAC made a one-time distribution to GM of approximately $2.7 billion of cash primarily to reflect the increase in GMAC’s equity value resulting from the elimination of a portion of its net deferred tax liabilities arising from the conversion of GMAC and certain of its subsidiaries to limited liability company form. The total value of the cash proceeds and distributions to GM after repayment of certain intercompany obligations but before it purchased preferred limited liability company interests of GMAC is expected to be approximately $14 billion over three years, comprised of the $7.4 billion purchase price, the $2.7 billion cash dividend and other transaction-related cash flows including the monetization of certain retained assets.
     On November 30, 2006, GMAC issued a press release announcing the completion of the transactions contemplated by the Purchase Agreement and its emergence as an independent global financial services company. The press release is attached as Exhibit 99.1 hereto and is incorporated by reference herein.
     Termination of GMAC Operating Agreement
     Concurrently with the Transactions, GM sent GMAC a notice terminating the Operating Agreement entered into on October 22, 2001, effective four years from the date of the notice. The Operating Agreement, which was previously filed as Exhibit 10 to GMAC’s Current Report on Form 8-K dated as of October 23, 2001 (File No. 1-3754), governs certain aspects of the relationship between GM and GMAC. As a result of the Transaction, the critical terms of the Operating Agreement have been incorporated into various services agreements between GM and GMAC, as well as the Amended and Restated Limited Liability Company Operating Agreement of GMAC LLC. Therefore, the Operating Agreement is obsolete.
     Replacement Capital Covenant
     On November 30, 2006, in connection with the issuance of GMAC’s preferred equity interests, GMAC entered into a Replacement Capital Covenant (the “RCC”), whereby GMAC agreed for the benefit of certain of its debtholders named therein that it would not cause the redemption of its preferred equity interests unless such redemptions are made from the proceeds of the issuance of certain qualified securities and pursuant to the other terms and conditions set forth in the RCC. The foregoing description of the material terms of the RCC is qualified by reference to the RCC, a copy of which is attached as Exhibit 99.2 and is incorporated herein by reference.
Forward-Looking Statements
     In this report and in related comments by management of GMAC, our use of the words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” “designed,” “impact,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable when made, these statements are not guarantees of any events or financial results, and GMAC’s actual results may differ materially due to numerous important factors that may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. Such factors include, among others, the following:
•	Our ability to secure separate credit ratings from GM and low cost funding to sustain growth for GMAC and Residential Capital, LLC (ResCap), and to maintain the mutually beneficial relationship between GMAC and GM;

•	Significant changes in the competitive environment and the effect of competition in the our markets, including on the our pricing policies;

•	Our ability to maintain adequate financing sources;

•	Our ability to maintain an appropriate level of debt;

•	The profitability and financial condition of GM, including changes in production or sales of GM vehicles, risks based on GM’s contingent benefit guarantees and the possibility of labor strikes or work stoppages at GM or at key suppliers such as Delphi;

•	Restrictions on ResCap’s ability to pay dividends and prepay subordinated debt obligations to us;

•	Changes in the residual value of off-lease vehicles;

•	Changes in U.S. government-sponsored mortgage programs or disruptions in the markets in which our mortgage subsidiaries operate;

•	Changes in our contractual servicing rights;

•	Costs and risks associated with litigation;

•	Changes in our accounting assumptions that may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings;

•	Changes in the credit ratings of GMAC or GM;

•	The threat of natural calamities;

•	Changes in economic conditions, currency exchange rates or political stability in the markets in which we operate; and

•	Changes in the existing, or the adoption of new, laws, regulations, policies or other activities of governments, agencies and similar organizations.

     Investors are cautioned not to place undue reliance on forward-looking statements. GMAC undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where expressly required by law.

ITEM 9.01. Financial Statements and Exhibits

Exhibit No.	Description
4.1	Amended and Restated Limited Liability Company Operating Agreement of GMAC LLC, dated as of November 30, 2006, by and among GMAC and its members.

10.1	United States Consumer Financing Services Agreement, dated November 30, 2006, by and between General Motors Corporation and GMAC LLC.*

10.2	Intellectual Property License Agreement, dated November 30, 2006, by and between General Motors Corporation and GMAC LLC.*

99.1	Press release, dated November 30, 2006, issued by GMAC LLC announcing the completion of the sale of 51% of the common equity interests of GMAC LLC.

99.2	Replacement Capital Covenant, dated as of November 30, 2006, by GMAC LLC.

*	Certain confidential portions have been omitted pursuant to a confidential treatment request which has been separately filed with the Securities and Exchange Commission.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: November 30, 2006
GMAC LLC
By: /s/ Linda Zukauckas
Name: Linda Zukauckas
Title: Vice President and Controller
By: /s/ Sanjiv Khattri
Name: Sanjiv Khattri
Title: Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
4.1	Amended and Restated Limited Liability Company Operating Agreement of GMAC LLC, dated as of November 30, 2006, by and among GMAC and its members.

10.1	United States Consumer Financing Services Agreement, dated November 30, 2006, by and between General Motors Corporation and GMAC LLC.*

10.2	Intellectual Property License Agreement, dated November 30, 2006, by and between General Motors Corporation and GMAC LLC.*

99.1	Press release, dated November 30, 2006, issued by GMAC LLC announcing the completion of the sale of 51% of the common equity interests of GMAC LLC.

99.2	Replacement Capital Covenant, dated as of November 30, 2006, by GMAC LLC.

*	Certain confidential portions have been omitted pursuant to a confidential treatment request which has been separately filed with the Securities and Exchange Commission.